Exhibit 10.1

ModusLink

The Power of Global Precision

Corporate Offices

1100 Winter Street

Suite 4600

Waltham, MA 02451

United States

Tel: 781.663.5000

Fax: 781.663.5100

Via Federal Express

February 1, 2005

Mr. William R. McLennan

1 Andrew Court

Burr Ridge, IL 60527

Dear Bill:

It is a distinct pleasure to offer you the position of President of Asia-Pacific Operations of ModusLink Corporation (“ModusLink” or the “Company”), effective on your first date of employment with the Company. In this capacity you will report to Joseph C. Lawler, President and Chief Executive Officer of ModusLink.

Your starting salary will be $12,500.00 bi-weekly, which is equivalent to an annualized base salary of $325,000. You will also be eligible to receive a pro-rated bonus for fiscal year 2005 based on a target annualized bonus equal to 60% of your base salary. The actual bonus payment you receive will be based on the Company’s and CMGI’s successful satisfaction of fiscal year 2005 business objectives pursuant to the terms and conditions of the FY 2005 Executive Bonus Plan for ModusLink Corporation, a copy of which is attached to this letter, and your achievement of personal goals and objectives that will be established with Joe Lawler. As you will see from the Bonus Plan, payouts may range from 0% to 200% of target, based on the Company’s and CMGI’s performance. Salary and bonus payments are subject to normal deductions and withholdings. For the fiscal year ending July 31, 2005, we will guarantee you a minimum payout of 100% of your target bonus, pro-rated for your actual employment time with the Company.

It is our expectation that you will relocate to Singapore within sixty (60) days of your start date. Your start date will be February 7, 2005. Until you relocate to Singapore, you will work out of the Company’s Waltham, Massachusetts headquarters. The terms of your relocation to Singapore will be set forth in an Expatriate Agreement to be negotiated by you and the Company. If at the completion of your employment in Singapore with the Company, unless you are terminated by the Company for Cause (as defined below), you desire to relocate back to Illinois, the Company will reimburse you for reasonable actual costs of relocating you and your wife, along with your belongings and furnishings, to Illinois.

For purposes of this offer letter, “Cause” shall mean a good faith finding by the Company of: (i) gross negligence or willful misconduct by you in connection with your employment duties, (ii) failure by you to perform your duties or responsibilities required pursuant to your employment, after written notice and an opportunity to cure, (iii) misappropriation by you of the assets or business opportunities of the Company or its affiliates, (iv) embezzlement or other financial fraud committed by you, (v) a breach by you of any representations or warranties included in this offer letter, (vi) you knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii), (iv) or (v), or (vii) your indictment for, conviction of, or entry of a plea of no contest with respect to, any felony.

www.moduslink.com

Mr. William R. McLennan

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February 1, 2005

In the event that during your employment with the Company, the Company undergoes a Change in Control (as defined herein), and within one year after the Change in Control your employment is terminated by the Company, other than for cause, you shall be entitled to continue to receive your base salary, in accordance with the Company’s regular pay periods, for the 12 month period following your date of termination, and and to receive your target bonus, paid in pro-rata installments over such 12 month period. Any payment of these severance benefits will be conditioned upon your execution of the Company’s standard form of general release. For the purposes of this offer letter, “Change in Control” shall mean the first to occur of any of the following: (a) any “person” or “group” (as defined in the Securities Exchange Act of 1934) becomes the beneficial owner of a majority of the combined voting power of the then outstanding voting securities with respect to the election of the Board of Directors of the Company; (b) any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then voting securities with respect to the election of the Board of Directors of the resulting entity; or (c) any sale of all or substantially all of the assets of the Company.

In the event you remain employed by the Company for two years from your start date, at the conclusion of such two-year period, you may request that the Company transfer you to an Equal or Greater Position (as defined below) in the United States. The Company shall have 30 days to consider your request. If the Company refuses your request, you may terminate your employment on 30 days notice. Upon such termination by you, the Company will reimburse you for reasonable actual costs of relocating you and your wife, along with your belongings and furnishings, to the United States, within three months of your termination. In addition, should you terminate your employment as provided in this paragraph, you shall be entitled to continue to receive your base salary, in accordance with the Company’s regular pay periods, for the 12 month period following your date of termination, and to receive your target bonus, paid in pro-rata installments over such 12 month period. Any payment of these severance benefits will be conditioned upon your execution of the Company’s standard form of general release. For the avoidance of doubt, if the Company offers you an Equal or Greater Position in the United States, and you decline such position, for any reason or no reason, you shall not be eligible to receive the benefits set forth in this paragraph.

For the purposes of this offer letter, an “Equal or Greater Position” shall be defined as employment with the Company or an affiliate of the Company which (i) reports directly to the Chief Executive Officer of the Company or of an affiliate of the Company, (ii) which is in a substantive area of competence that is consistent with your experience and (iii) does not otherwise constitute a material and adverse change in your level of responsibilities and duties, as measured against your responsibilities and duties at the Company prior to the contemplated change.

In addition, subject to approval by the Compensation Committee of the Board of Directors of CMGI, on your start date, you will be granted an option to purchase 510,000 shares of CMGI common stock under CMGI’s 2000 Stock Incentive Plan (the “Plan”). This option will be priced at the closing price

Mr. William R. McLennan

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February 1, 2005

of CMGI’s common stock (during normal trading hours) on the date of grant. Provided you remain employed by the Company on each vesting date, this option will vest in five equal annual installments (each relating to 20% of the shares covered by the option), on each of the first five anniversary dates of your start date, so that the option becomes fully vested and exercisable on the fifth anniversary of the date of grant. The option shall have a seven (7) year term.

On your start date, and subject to approval by the Compensation Committee of the Board of Directors of CMGI, you will also be awarded 340,000 shares of restricted common stock of CMGI. This award will be made pursuant to the Plan. Provided you remain employed by the Company on each vesting date, the restrictions with respect to the restricted stock award will lapse in five equal annual installments (each with respect to 20% of the award), on each of the first five anniversary dates of your start date. The Company encourages you to promptly speak with your own tax or legal advisor with respect to the tax effect and any filings that you may want to make with the Internal Revenue Service in connection with this restricted stock award.

The option and the restricted stock award described above shall each be subject to all terms, limitations, restrictions and termination provisions set forth in the Plan and in the separate option and restricted stock agreements (which shall be based upon the Company’s standard forms of option and restricted stock agreement) that shall be executed to evidence the grant of such option and award of restricted stock. Enclosed you will find a copy of a Non-Competition Agreement, the execution of which is required as a condition of CMGI granting you an option to purchase CMGI common stock, awarding you shares of CMGI restricted stock and your employment with the Company. Additionally, as a condition of employment with the Company, you are required to execute the enclosed Non-Disclosure and Developments Agreement.

You represent and warrant that (i) you have advised the Company in writing of any agreement relating to non-competition, non-solicitation or confidentiality between you and your previous employer, (ii) you are not a party to or bound by any other employment agreement, non-compete agreement or confidentiality agreement with any other person or entity which would be violated by your acceptance of this position or which would interfere in any material respect with the performance of your duties with the Company and (iii) you will not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of your duties with the Company.

As an employee of the Company, you shall be entitled to vacation in accordance with the Company’s vacation policies and will participate in any and all benefit programs, other than any severance arrangement, that the Company establishes and makes generally available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. Details of the benefits offered will be reviewed with you in orientation on your first day of employment.

In accordance with current federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please review the enclosed Employment Eligibility Verification Form (Form I-9) and the list of acceptable documents that are required. You must bring this on your first day of employment. If you fail to bring proper documentation with you on your

Mr. William R. McLennan

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February 1, 2005

first day of work, you will be asked to go home to collect your paperwork. Unfortunately, there can be no exceptions. If you do not bring proper documentation, you will be considered ineligible for employment and the Company will not add you to its payroll until the required I-9 documentation is received.

Please confirm your acceptance of this position and your start date by signing one copy of this letter and returning it to me. Additionally, please complete, sign and return the enclosed Massachusetts Tax Form, W-4, Direct Deposit Form (if you would like to have your pay check directly deposited to a bank account), the Company’s Code of Conduct, CMGI’s Policy on Trading of Securities and Public Disclosures and both agreements that are enclosed.

If you choose to fax the documents, please fax a copy of your signed offer letter and all the enclosed documents to 781-663-5095 and bring the originals with you on your first day. If you wish to overnight the original documents, please mail one copy of your signed offer letter and the entire enclosed package to ModusLink Corporation, 1100 Winter Street, Suite 4600, Waltham, MA 02451, attention: Peter L. Gray.

Your employment with the Company will be “at-will”. This means that your employment with the Company may be terminated by either you or the Company at any time and for any reason or for no reason, with or without notice (except as provided above with respect to an Equal or Greater Position). This offer letter constitutes the entire agreement between you and the Company and supersedes all prior offers, both oral and written. This offer automatically expires as of the close of business (5:00 p.m., Boston time) on February 4, 2005. This offer supersedes all prior offers, both verbal and written. This letter does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee for any set amount of time. The Company considers the terms of this offer letter to be confidential and requests that you treat it as such.

Bill, we are very pleased by the prospect of your addition to our team, and we are confident that you will make a significant contribution to our future success!

Sincerely,

/s/ Peter L. Gray
Peter L. Gray
Executive Vice President and General Counsel

Agreed and accepted:

/s/ William R. McLennan	Feb. 3, 2005
William R. McLennan	Date

Start Date: February 7, 2005